Exhibit 99.1

FROM:	Ursula H. Moran (973) 617-5756	Ray Arthur (973) 617-5755
	Investor Relations	Chief Financial Officer

FOR:	Toys "R" Us, Inc.	Susan McLaughlin (973) 617-5900
	(NYSE: TOY)	Media Relations

FOR IMMEDIATE RELEASE

TOYS “R” US REPORTS 2005 FIRST QUARTER RESULTS

WAYNE, NEW JERSEY, June 9, 2005 - Toys "R" Us, Inc. today announced results for its first quarter ended April 30, 2005. Total net sales were $2.132 billion for the first quarter, up 3.6% from $2.058 billion for the first quarter of 2004. Total net sales for the first quarter 2005 include $25 million due to the impact of currency translation, while net sales in the 2004 first quarter included $27 million from the now closed Kids "R" Us business. Excluding these amounts, net sales increased 3.7% in the first quarter of 2005.

The Company reported a net loss of ($41) million, or ($0.19) per share for the first quarter of 2005, compared with a net loss of ($28) million, or ($0.13) per share, for the same period last year. The 2004 operating results have been restated to reflect a correction in the Company's accounting practices for leases and leasehold improvements.

In the U.S. Toy Store division, comparable store sales decreased 0.7% for the first quarter of 2005. Sales of video merchandise increased 14%; however, sluggish sales in the seasonal and juvenile products contributed to the overall sales decline. Operating loss for the first quarter was ($32) million versus a loss of ($15) million in 2004. A decline in net margins, due primarily to the increase in sales of lower margin video products, more than offset the overall expense savings that were achieved.

In the International division, comparable toy store sales in local currencies increased 4.2% during the first quarter. Total net sales were $463 million this year, up from $416 million last year, an 11.3% increase. Excluding the impact of currency translation, total net sales in the International division increased 5.3% to $438 million. Operating losses for the quarter were ($20) million versus a loss of ($14) million last year. Although foreign currency translation had an impact on sales, it had no impact on the overall operating results of the international division.

At Babies "R" Us, comparable store sales increased 4.3% during the first quarter. Total net sales increased by 10.4% to $542 million versus $491 million for the same period last year. Operating earnings increased to $65 million for the first quarter, a 3.2% increase versus the same period last year. Babies "R" Us opened 2 new stores during the first quarter.

At Toysrus.com, first quarter 2005 net sales increased 20.8% to $64 million compared to $53 million for the first quarter of 2004. Sales were strong across all product categories at Toysrus.com, with the juvenile and toy businesses each posting more than 20% gains. The operating loss for first quarter of 2005 was reduced to ($2) million from ($5) million for the first quarter 2004.

On March 17, 2005, Toys "R" Us entered into a definitive agreement to sell its entire worldwide operations, including both its global Toys "R" Us and Babies "R" Us businesses, to an investment group consisting of affiliates of Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co., L.P. (KKR), and Vornado Realty Trust (NYSE: VNO), for $26.75 per share. The Company has scheduled a meeting of its stockholders on Thursday, June 23, 2005 for the purpose of adopting the merger agreement. Further details on the special stockholders' meeting are available in the Company's proxy statement, which has been filed with the Securities and Exchange Commission.

John Eyler, Chairman and Chief Executive Officer, commented, "We continue to maintain a solid balance sheet and substantial liquidity. We ended the first quarter with $1.9 billion of cash and cash equivalents, a $1 billion increase from our first quarter last year."

Mr. Eyler added, "The Company continues to expect to complete the merger by the end of July 2005, subject to the adoption of the merger agreement by the Company's stockholders and the satisfaction of other closing conditions."

Toys "R" Us, Inc. is one of the leading specialty toy retailers in the world. It currently sells merchandise through more than 1,500 stores, including 680 toy stores in the U.S. and 614 international toy stores, including licensed and franchise stores as well as through its Internet sites at www.toysrus.com, www.imaginarium.com and www.sportsrus.com. Babies "R" Us, a division of Toys "R" Us, Inc., is the largest baby product specialty store chain in the world and a leader in the juvenile industry, and sells merchandise through 220 stores in the U.S. as well as on the Internet at www.babiesrus.com.

First quarter ended:	4/30/2005	5/1/2004
Net sales	$2,132,000,000	$2,058,000,000
Operating loss (1)	$(38,000,000)	$(15,000,000)
Loss before income taxes	$(67,000,000)	$(44,000,000)
Net loss	$(41,000,000)	$(28,000,000)
Basic and diluted loss per share	$(0.19)	$(0.13)
Average basic and diluted shares outstanding	218,100,000	213,800,000

(1) Results for the first quarter of 2005 include restructuring charges of $3 million while results for the first quarter of 2004 included restructuring charges of $14 million. Operating results for the first quarter of 2004 have also been restated to reflect a correction in accounting practices for leases and leasehold improvements.

This press release contains "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as "anticipate," "estimate," "plan," "expect," "believe," "intend," "foresee," "will," "may," and similar words or phrases. These statements discuss, among other things, implementation of the proposed merger, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of store closings and restructurings, anticipated domestic or international developments, future financings, targets and future occurrences and trends. These statements are subject to risks, uncertainties, and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, the timing and receipt of approvals for the proposed merger, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the United States Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

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TOYS “R” US, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS and
SEGMENT INFORMATION

(In millions, except per share information)
(unaudited)

	FIRST QUARTER ENDED
	April 30, 2005	May 1, 2004 (as restated)
Net sales	$2,132	$2,058
Cost of sales	1,400	1,330

Gross margin	732	728

Selling, general and administrative expenses	675	643
Depreciation and amortization	92	86
Restructuring and other charges	3	14

Total operating expenses	770	743

Operating loss	(38)	(15)

Interest expense - net	(29)	(29)

Loss before income taxes	(67)	(44)

Income tax benefit	26	16

Net loss	$(41)	$(28)

Basic and diluted loss per share	$(0.19)	$(0.13)

Average basic and diluted shares outstanding	218.1	213.8

	FIRST QUARTER ENDED
	April 30, 2005	May 1, 2004 (as restated)
Net sales
Toys “R” Us - U.S.	$1,063	$1,071
Toys “R” Us - International	463	416
Babies “R” Us	542	491
Toysrus.com	64	53
Kids “R” Us (1)	-	27

Total	$2,132	$2,058

Operating (loss) / earnings
Toys “R” Us - U.S.	$(32)	$(15)
Toys “R” Us - International	(20)	(14)
Babies “R” Us	65	63
Toysrus.com (2)	(2)	(5)
Kids “R” Us	(1)	2
Other (3), (4)	(45)	(32)
Restructuring and other charges	(3)	(14)

Operating loss	(38)	(15)

Interest expense - net	(29)	(29)

Loss before income taxes	$(67)	$(44)

(1) Reflects the effect of our decision to close all of our free-standing Kids "R" Us stores, as previously announced on November 17, 2003.

(2) Results for 2004 reflect a 20% minority interest. Beginning in the fourth quarter of 2004, Toys "R" Us Inc. recognized 100% of the results of Toysrus.com.

(3) Includes corporate expenses, the operating results of Toy Box, and the equity earnings of Toys "R" Us - Japan.

(4) The increase of $13 million in "other" for the first quarter of 2005 compared to the first quarter of 2004 reflects increased corporate expenses primarily related to our strategic review initiative, as well as increased bonus and stock compensation expenses.

  TOYS “R” US, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEETS

(In millions)
(unaudited)

	April 30, 2005	May 1, 2004 (as restated)
ASSETS
Cash and cash equivalents	$1,855	$874
Short-term investments	-	176
Merchandise inventories	2,108	2,254
Other current assets	361	507

Total current assets	4,324	3,811

Property and equipment, net	4,260	4,345
Goodwill, net	353	348
Other assets	653	710

Total Assets	$9,590	$9,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings	$146	$-
Accounts payable	991	959
Income tax payable	138	300
Accrued expenses and other current liabilities	689	643
Current portion of long-term debt	650	33

Total current liabilities	2,614	1,935

Long-term debt	1,633	2,253
Other non-current liabilities	981	1,094

Minority interest in Toysrus.com	-	8

Total stockholders’ equity	4,362	3,924

Total Liabilities and Stockholders’ Equity	$9,590	$9,214

TOYS “R” US, INC. AND SUBSIDIARIES
SUMMARY STATEMENTS OF CONSOLIDATED CASH FLOWS

(In millions)
(unaudited)

	FIRST QUARTER ENDED
	April 30, 2005	May 1, 2004 (as restated)
Cash Flows from Operating Activities:

Net loss	$(41)	$(28)
Depreciation and amortization	92	86
Other non-cash items	21	2
Change in merchandise inventories	(226)	(171)
Changes in accounts payable, accrued expenses and other liabilities	(223)	(262)
Changes in other operating assets and liabilities	(133)	(35)

Net cash used in operating activities	(510)	(408)

Cash Flows from Investing Activities:

Capital expenditures, net	(19)	(27)
Proceeds from sale of short-term investments	953	395
Proceeds from sale of fixed assets	3	-

Net cash provided by investing activities	937	368

Cash Flows from Financing Activities

Short-term debt borrowings	145	-
Proceeds from exercise of stock options	72	-
Long-term debt repayments	(15)	(491)

Net cash provided by / (used in) financing activities	202	(491)

Effect of exchange rate changes on cash and cash equivalents	(6)	(7)

Cash and Cash Equivalents

Net increase / (decrease) during period	623	(538)
Beginning of period	1,232	1,412

End of period	$1,855	$874